Exhibit 8.1

July 29, 2011

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $15,500,000 Notes Linked to 3 Month LIBOR due July 31, 2016 as described in the Company’s Pricing Supplement No. 111 dated July 26, 2011 (“Pricing Supplement 111”) to the Prospectus Supplement dated April 23, 2010 (“the Prospectus Supplement”) and the Prospectus dated June 4, 2009 (the “Prospectus”), contained in the Registration Statement on Form S-3, File No. 333-159738 (the “Registration Statement”), and (ii) $10,000,000 Notes Linked to 3 Month LIBOR due July 31, 2021 as described in the Company’s Pricing Supplement No. 112 dated July 26, 2011 (“Pricing Supplement 112”) to the Prospectus Supplement and the Prospectus contained in the Registration Statement. We hereby confirm our opinion as set forth under the heading “Tax Consequences” in Pricing Supplements 111 and 112.

We hereby consent to the reference to us in Pricing Supplements 111 and 112 and the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP